Exhibit 99.1

EARNINGS RELEASE	October 24, 2007

NORTHWEST PIPE REPORTS QUARTERLY RESULTS

Portland, Oregon, October 24, 2007…Northwest Pipe Company (NASDAQ: NWPX) today reported its quarterly results for the third quarter of 2007. Sales were $92 million for the quarter, approximately the same as for the third quarter of 2006. Net income, however, was substantially higher at $5.1 million for the third quarter of 2007, compared to $4.1 million for the third quarter of 2006.

Water Transmission

Sales in the Water Transmission Group for the third quarter of 2007 were $63.9 million compared to $65.5 million for the third quarter of 2006. Gross profit was $14.3 million, or 22.5% of sales, compared to $12.7 million, or 19.4% of sales in the third quarter of 2006.

“Sales were a little less than our expectations. Margins, however, were very strong, reflecting a positive mix of projects as well as general improvements in productivity,” said Brian W. Dunham, president and CEO of the Company.

Tubular Products

The Tubular Products Group’s sales were $25.2 million in the third quarter of 2007 compared to $22.3 million for the third quarter of 2006. Gross profit increased to $3.1 million, or 12.2% of sales, compared to $2.2 million, or 10.1% of sales for the same period last year.

Fabricated Products

Sales in the Fabricated Products Group were $2.9 million in the third quarter of 2007 compared to $4.7 million for the same period in 2006 and the Group reported a small loss. “Volume in our propane tank business was dramatically lower and we have not yet added enough pipe fittings work to offset this decrease. We expect to see these results improve in the future,” said Dunham.

Fourth Quarter Outlook

The Company is continuing to forecast a stronger fourth quarter in its Water Transmission Group in overall volume. The significant improvement in margins exhibited in the third quarter, however, is not likely to be repeated. “The margin improvement was partially due to a positive mix of projects as indicated earlier,” said Dunham. “Based on our current schedules, the mix will not be as favorable in the fourth quarter. Margins should still exceed last year’s comparative results, but will not be as strong as the third quarter’s margins.”

“As we have said previously, we expect the Tubular Products Group to have lower sales in the fourth quarter as a result of normal seasonality. Additionally, we will not be continuing our strategic alliance with U.S. Steel,” stated Dunham. The U.S. Steel alliance began in 2005 with Lone Star Steel, who U.S. Steel subsequently acquired. In this arrangement, the Company produced pipe for the oil and gas industry under Lone Star’s label and Lone Star distributed these products. “The termination of this arrangement has impacted our backlog and will also impact our near term sales and earnings,” noted Dunham. “However, we are pleased to announce that we have signed an agreement with a new sales and marketing company for energy tubular products, LSS Group of Houston, Texas. We believe we will be back in the market with our products under our own name in the near future.”

The Fabricated Products Group is expected to increase sales slightly over its current level and generate a small positive margin in the fourth quarter. “We now have several pipe fittings projects slated for this facility,” stated Dunham. “However, we will not see much change in volume or profitability until next year.”

Longer Term Outlook

The Company reported a backlog of $174 million as of September 30, 2007 compared to $195 million at September 30, 2006. “While our backlog is lower, as expected, the fourth quarter should be a strong bidding quarter and we are forecasting an increase in the backlog by the end of the year,” said Dunham. “Furthermore, the 2008 market continues to look very strong and we are continuing to focus on building our capacity to address the opportunities we expect in the years ahead.”

The Company announced the acquisition of Continental Pipe, in Pleasant Grove, Utah, last quarter and is pleased to announce its plans for further expansion at this time. “We have agreed to purchase two new state-of-the-art spiral weld pipe mills from Wilson Byard, Ltd.,” Dunham announced. “These mills will be built jointly by Wilson Byard and Northwest Pipe in our Adelanto, California facility. One of the mills will remain in Adelanto, while the other will be designed to be relatively transportable and will ultimately be deployed at a location to be named later.”

The Company is also in the process of acquiring additional acreage adjacent to its Saginaw, Texas facility. This land will be used to reconfigure some manufacturing operations and future expansion.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in three business groups. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, traffic signposts, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has ten manufacturing facilities across the United States and Mexico.

Forward Looking Statements

Statements in this press release by Brian Dunham and statements in the sections of this press release captioned “Fourth Quarter Outlook” and “Longer Term Outlook” are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-946-1200

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Net Sales:
Water Transmission	$63,862	$65,481	$197,919	$172,771
Tubular Products	25,209	22,272	77,109	63,765
Fabricated Products	2,911	4,665	9,585	12,556

Net Sales	91,982	92,418	284,613	249,092
Cost of Sales:
Water Transmission	49,524	52,756	154,794	140,057
Tubular Products	22,127	20,030	68,089	56,961
Fabricated Products	3,034	4,422	9,537	11,596

Total Cost of Sales	74,685	77,208	232,420	208,614
Gross Profit/(Loss):
Water Transmission	14,338	12,725	43,125	32,714
Tubular Products	3,082	2,242	9,020	6,804
Fabricated Products	(123)	243	48	960

Gross Profit/(Loss)	17,297	15,210	52,193	40,478
Selling, General and Administrative	7,598	6,989	22,873	20,298
Gain on sale of assets				(7,674)

Operating Income	9,699	8,221	29,320	27,854
Interest Expense	1,653	1,832	5,090	5,320

Income Before Income Taxes	8,046	6,389	24,230	22,534
Provision for Income Taxes	2,977	2,310	8,965	8,494

Net Income	$5,069	$4,079	$15,265	$14,040

Basic Earnings per Share	$0.57	$0.59	$1.71	$2.05

Diluted Earnings per Share	$0.55	$0.57	$1.65	$1.97

Shares Used in Per Share Calculation:
Basic	8,971	6,866	8,945	6,854

Diluted	9,242	7,162	9,225	7,139

NORTHWEST PIPE COMPANY

SELECTED BALANCE SHEET AND OTHER DATA

(Dollar amounts in thousands)

	September 30, 2007	December 31, 2006
Assets:
Cash and Cash Equivalents	$191	$4,259
Trade and Other Receivables, Net	64,554	68,425
Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts	88,801	74,353
Inventories	57,460	79,300
Other Current Assets	10,642	11,177

Total Current Assets	221,648	237,514
Property and Equipment, Net	176,296	160,776
Other Assets	27,121	26,161

Total Assets	$425,065	$424,451

Liabilities:
Current Maturities of Long-Term Debt	$4,412	$9,663
Accounts Payable	20,229	50,865
Accrued Liabilities	17,551	10,243

Total Current Liabilities	42,192	70,771
Long-Term Note Payable to Financial Institution	58,345	43,000
Other Long-Term Debt, Less Current Maturities	40,547	47,915
Other Liabilities	35,082	31,939

Total Liabilities	176,166	193,625

Stockholders’ Equity	248,899	230,826

Total Liabilities and Stockholders’ Equity	$425,065	$424,451

Other Data:
Working Capital	$179,456	$166,743
Capital Expenditures	17,817	58,428
Depreciation and Amortization	3,665	3,782
Debt as a Percent of Capitalization	27.8%	29.5%